Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Reports Fourth Quarter and Full-Year 2017 Financial Results

•	Increases in net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for fourth quarter and full-year 2017 compared to fourth quarter and full-year 2016

•	Exceeded full-year 2017 outlook for net income attributable to common and subordinated units, Adjusted EBITDA and DCF

•	Record operational results, including the highest full-year results for gathered volumes, processed volumes, NGLs produced and transported volumes since Enable's formation in May 2013

•	Continued substantial producer activity around Enable's footprint, with 49 rigs drilling wells expected to be connected to Enable's gathering systems

OKLAHOMA CITY (Feb. 20, 2018) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced financial results for fourth quarter and full-year 2017.

Net income attributable to limited partners was $108 million for fourth quarter 2017, an increase of $40 million compared to $68 million for fourth quarter 2016. Net income attributable to common units was $99 million for fourth quarter 2017, an increase of $40 million compared to $59 million for fourth quarter 2016. Adjusted EBITDA for fourth quarter 2017 was $238 million, an increase of $20 million compared to $218 million for fourth quarter 2016. DCF for fourth quarter 2017 was $146 million, an increase of $14 million compared to $132 million for fourth quarter 2016.

Net income attributable to limited partners for full-year 2017 was $436 million, an increase of $124 million compared to $312 million for full-year 2016. Net income attributable to common and subordinated units for full-year 2017 was $400 million, an increase of $110 million compared to $290 million for full-year 2016. Adjusted EBITDA for full-year 2017 was $924 million, an increase of $51 million compared to $873 million for full-year 2016. DCF for full-year 2017 was $660 million, an increase of $21 million compared to $639 million for full-year 2016.

For fourth quarter 2017, DCF exceeded declared distributions to common unitholders by $8 million, resulting in a distribution coverage ratio of 1.06x. For full-year 2017, DCF exceeded declared distributions to common and subordinated unitholders by $109 million, resulting in a distribution coverage ratio of 1.20x.

Exhibit 99.1

Adjusted EBITDA and DCF are non-GAAP financial measures, and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

MANAGEMENT PERSPECTIVE

“2017 marked an exceptional year of financial and operational performance, driven by our high-quality customer base, strategically-located midstream assets and dedicated employees,” said Enable Midstream President and CEO Rod Sailor. “For 2017, we exceeded our guidance for net income, Adjusted EBITDA and DCF while funding a meaningful portion of our capital investment program with internally generated cash flows.

“Momentum from previously announced projects coming into service and increasing producer activity in our basins is driving demand for midstream services across our footprint and setting up Enable for another strong year of performance in 2018.”

BUSINESS HIGHLIGHTS

During the fourth quarter of 2017, per-day natural gas gathered volumes grew for the eighth consecutive quarter as a result of strong rig activity across Enable's footprint. As of Feb. 5, 2018, there were 49 rigs across Enable's footprint that were drilling wells expected to be connected to Enable's gathering systems. Thirty-five of those rigs were in the Anadarko Basin, 10 were in the Ark-La-Tex Basin, two were in the Arkoma Basin and two were in the Williston Basin.

Enable was awarded a 10-year, fee-based natural gas gathering contract with approximately 138,000 gross acres of dedication in the Arkoma Basin. This contract will support drilling activity that is primarily focused on dry gas areas of the Arkoma Woodford Shale. During the fourth quarter of 2017, Enable's Bear Den crude oil gathering system had first flow on its 8.4 thousand barrels per day (MBbl/d) system expansion.

Enable Gas Transmission, LLC (EGT) entered into a 3-year, 100,000 dekatherms per day (Dth/d) firm transportation agreement with an Anadarko Basin producer. This transportation agreement provides access to delivery points on the west side of the EGT system that connect to downstream markets in the West and Midwest. The new contract contributes to Enable's 1.1 billion cubic feet per day (Bcf/d) of contracted market solutions for growing SCOOP and STACK production since 2015, including the CaSE, Line AD Expansion and Bradley Lateral projects on EGT and Project Wildcat in Enable's Gathering and Processing segment. Intrastate transportation deliveries also increased in the fourth quarter of 2017 as a result of the continued supply growth in the Anadarko Basin.

Enable's previously announced Wildcat, CaSE and Muskogee projects remain on schedule. Project Wildcat, a 400 million cubic feet per day (MMcf/d) rich natural gas takeaway solution from the Anadarko Basin to North Texas, is expected to be in service by the end of the second quarter of 2018. The CaSE project, a 205,000 Dth/d firm natural gas transportation solution for growing Anadarko Basin production, is expected to be fully in service by the fourth quarter of 2018. The Muskogee project, a 20-year, 228,000 Dth/d firm transportation service agreement with Oklahoma Gas and Electric on the Enable Oklahoma Intrastate Transmission (EOIT) system, is expected to commence service in late 2018.

Exhibit 99.1

In January, EGT announced a non-binding open season for 600,000 Dth/d of capacity on EGT's Line CP. The open season included a foundation shipper that subscribed to a total of 300,000 Dth/d of firm capacity for a primary term of seven years. The open season closed in early February, and EGT is currently evaluating the bids received.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.11 trillion British thermal units per day (TBtu/d) for fourth quarter 2017, an increase of 29 percent compared to 3.19 TBtu/d for fourth quarter 2016. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower gathered volumes in the Arkoma Basin.

Natural gas processed volumes were 2.16 TBtu/d for fourth quarter 2017, an increase of 17 percent compared to 1.85 TBtu/d for fourth quarter 2016. The increase was primarily due to higher processed volumes in the Anadarko Basin.

NGLs produced were 108.18 MBbl/d for fourth quarter 2017, an increase of 34 percent compared to 80.55 MBbl/d for fourth quarter 2016. The increase was primarily due to higher natural gas processed volumes and higher plant recoveries.

Crude oil gathered volumes were 28.86 MBbl/d for fourth quarter 2017, an increase of 32 percent compared to 21.93 MBbl/d for fourth quarter 2016. The increase was primarily due to the expansion of the Bear Den system and the commissioning of multi-well pads on the Bear Den and Nesson systems.

Interstate transportation firm contracted capacity was 5.79 Bcf/d for fourth quarter 2017, a decrease of 19 percent compared to 7.14 Bcf/d for fourth quarter 2016. The decrease was primarily due to lower contracted firm transportation volumes between Carthage, Texas, and Perryville, Louisiana.

Intrastate transportation average deliveries were 1.94 TBtu/d for fourth quarter 2017, an increase of 13 percent compared to 1.71 TBtu/d for fourth quarter 2016. The increase was primarily related to increased supply in the Anadarko Basin.

FOURTH QUARTER FINANCIAL PERFORMANCE

Revenues were $806 million for fourth quarter 2017, an increase of $192 million compared to $614 million for fourth quarter 2016. Revenues included $163 million of intercompany eliminations for fourth quarter 2017 and $119 million of intercompany eliminations for fourth quarter 2016.

•
Gathering and processing segment revenues were $657 million for fourth quarter 2017, an increase of $192 million compared to $465 million for fourth quarter 2016. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin, an increase in revenues from sales of natural gas as a result of higher gathering volumes in the Anadarko and Ark-La-Tex Basins, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, an increase in processing service revenues resulting from higher processed volumes in the Anadarko Basin and an increase in revenues from changes in the fair value of condensate and NGL derivatives.

Exhibit 99.1

•
Transportation and storage segment revenues were $312 million for fourth quarter 2017, an increase of $44 million compared to $268 million for fourth quarter 2016. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from higher natural gas sales associated with higher sales volumes, an increase in revenues from changes in the fair value of natural gas derivatives, an increase in revenues from off-system transportation, an increase in revenues from NGL sales due to an increase in transported volumes and NGL prices and an increase in realized gains on natural gas derivatives. These increases were partially offset by a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana.

Gross margin was $361 million for fourth quarter 2017, an increase of $47 million compared to $314 million for fourth quarter 2016.

•
Gathering and processing segment gross margin was $235 million for fourth quarter 2017, an increase of $43 million compared to $192 million for fourth quarter 2016. The increase in gathering and processing segment gross margin was primarily due to an increase in natural gas sales due to higher gathering volumes in the Anadarko and Ark-La-Tex Basins, an increase in processing margins resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin, an increase in gathering margin due to increased gathered volumes in the Anadarko and Ark-La-Tex Basins and an increase in gross margin from changes in the fair value of condensate and NGL derivatives.

•
Transportation and storage segment gross margin was $129 million for fourth quarter 2017, an increase of $7 million compared to $122 million for fourth quarter 2016. The increase in transportation and storage segment gross margin was primarily due to an increase in gross margin from changes in the fair value of natural gas derivatives, an increase in NGL sales due to an increase in transported volumes and NGL prices, an increase in off-system transportation margins and an increase in realized gains on natural gas derivatives. These increases were partially offset by a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, and a decrease in system management activities.

Operation and maintenance and general and administrative expenses were $116 million for fourth quarter 2017, a decrease of $6 million compared to $122 million for fourth quarter 2016. The decrease in operation and maintenance and general and administrative expenses was primarily due to a decrease in loss on sale of assets and a decrease in materials and supplies and contract services costs. These decreases were partially offset by an increase in payroll-related costs and a reduction in capitalized overhead costs.

Depreciation and amortization expense was $99 million for fourth quarter 2017, an increase of $9 million compared to $90 million for fourth quarter 2016. The increase in depreciation and amortization expense was primarily a result of the Align Midstream, LLC acquisition and additional assets placed in service.

Taxes other than income tax were $17 million for fourth quarter 2017, an increase of $2 million compared to $15 million for fourth quarter 2016. The increase was primarily a result of higher accrued ad valorem taxes due to additional assets placed in service.

Interest expense was $31 million for fourth quarter 2017, an increase of $6 million compared to $25 million for fourth quarter 2016. The increase was primarily due to higher interest rates on outstanding debt as a result of a long-term debt issuance in first quarter 2017 that resulted in the repayment of amounts outstanding under Enable's revolving credit facility and an increase in the amount of debt outstanding.

Exhibit 99.1

Enable’s net income attributable to limited partners and net income attributable to common units for fourth quarter 2017 includes a $4 million loss on derivative activity, compared to a $21 million loss on derivative activity for fourth quarter 2016, resulting in an increase in net income of $17 million. The increase of $17 million is comprised of an increase related to the change in fair value of derivatives of $19 million and a decrease in realized gain on derivatives of $2 million. Additional details on derivative instruments and hedging activities can be found in Enable’s 2017 Form 10-K.

Capital expenditures, including the acquisition of Align Midstream, were $464 million for fourth quarter 2017, compared to $94 million for fourth quarter 2016. Expansion capital expenditures, including the acquisition of Align Midstream, were $416 million for fourth quarter 2017, compared to $44 million for fourth quarter 2016. Maintenance capital expenditures were $48 million for fourth quarter 2017, compared to $50 million for fourth quarter 2016.

QUARTERLY DISTRIBUTIONS

As previously announced, on Feb. 9, 2018, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended Dec. 31, 2017. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid on Feb. 27, 2018, to unitholders of record at the close of business on Feb. 20, 2018.

Also, as previously announced, the board declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended Dec. 31, 2017. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on Feb. 15, 2018, to unitholders of record at the close of business on Feb. 9, 2018.

2018 OUTLOOK

Enable reaffirms the 2018 outlook presented in its third quarter 2017 financial results press release dated Nov. 1, 2017.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 800-860-2442, and the conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

ANNUAL REPORT

Enable today filed its annual report on the Form 10-K with the U.S. Securities and Exchange Commission.

The Form 10-K is available to view, print or download from the SEC filings page under the Investor Relations section on the Enable Midstream website, at http://investors.enablemidstream.com.

Exhibit 99.1

Unitholders may order a printed copy of the Form 10-K by contacting Enable Midstream Investor Relations at (405) 558-4600 or ir@enablemidstream.com.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,300 miles of natural gas and crude oil gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 86.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

Exhibit 99.1

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended Dec. 31, 2017. Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$517	$335	$1,653	$1,172
Service revenue	289	279	1,150	1,100
Total Revenues	806	614	2,803	2,272
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	445	300	1,381	1,017
Operation and maintenance	92	92	369	367
General and administrative	24	30	95	98
Depreciation and amortization	99	90	366	338
Impairments	—	1	—	9
Taxes other than income tax	17	15	64	58
Total Cost and Expenses	677	528	2,275	1,887
Operating Income	129	86	528	385
Other Income (Expense):
Interest expense (including expenses from affiliates)	(31)	(25)	(120)	(99)
Equity in earnings of equity method affiliate	7	6	28	28
Total Other Expense	(24)	(19)	(92)	(71)
Income Before Income Tax	105	67	436	314
Income tax expense (benefit)	(3)	(2)	(1)	1
Net Income	$108	$69	$437	$313
Less: Net income attributable to noncontrolling interest	—	1	1	1
Net Income Attributable to Limited Partners	$108	$68	$436	$312
Less: Series A Preferred Unit distributions	9	9	36	22
Net Income Attributable to Common and Subordinated Units(1)	$99	$59	$400	$290

Basic earnings per unit
Common units	$0.23	$0.14	$0.92	$0.69
Subordinated units(1)	$—	$0.14	$0.93	$0.68
Diluted earnings per unit
Common units	$0.23	$0.14	$0.92	$0.69
Subordinated units(1)	$—	$0.14	$0.93	$0.68
___________________

(1)	All outstanding subordinated units converted into common units on a one-for-one basis on Aug. 30, 2017.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$517	$335	$1,653	$1,172
Service revenue	289	279	1,150	1,100
Total Revenues	806	614	2,803	2,272
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	445	300	1,381	1,017
Gross margin	$361	$314	$1,422	$1,255

Reportable Segments
Gathering and Processing
Product sales	$494	$322	$1,538	$1,081
Service revenue	163	143	632	559
Total Revenues	657	465	2,170	1,640
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	422	273	1,285	915
Gross margin	$235	$192	$885	$725

Transportation and Storage
Product sales	$182	$131	$621	$479
Service revenue	130	137	525	545
Total Revenues	312	268	1,146	1,024
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	183	146	604	492
Gross margin	$129	$122	$542	$532

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$108	$68	$436	$312
Depreciation and amortization expense	99	90	366	338
Interest expense, net of interest income	31	25	120	99
Income tax expense (benefit)	(3)	(2)	(1)	1
Distributions received from equity method affiliate in excess of equity earnings	(4)	(3)	5	15
Non-cash equity-based compensation	3	4	15	13
Change in fair value of derivatives	1	20	(28)	60
Other non-cash losses(1)	3	15	11	26
Impairments	—	1	—	9
Adjusted EBITDA	$238	$218	$924	$873
Series A Preferred Unit distributions(2)	(9)	(9)	(36)	(31)
Distributions for phantom and performance units(3)	—	—	(2)	—
Adjusted interest expense(4)	(33)	(27)	(123)	(103)
Maintenance capital expenditures	(48)	(50)	(101)	(101)
Current income taxes	(2)	—	(2)	1
DCF	$146	$132	$660	$639

Distributions related to common and subordinated unitholders(5)	$138	$137	$551	$539

Distribution coverage ratio	1.06	0.96	1.20	1.18
___________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the year ended Dec. 31, 2017. The year ended Dec. 31, 2016 amount includes the prorated quarterly cash distribution on the Series A Preferred Units declared on Apr. 26, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2017 reflect estimated cash distributions for common units outstanding for the quarter ended Dec. 31, 2017. All outstanding subordinated units converted into common units on a one-for-one basis on Aug. 30, 2017.

Exhibit 99.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$278	$223	$834	$721
Interest expense, net of interest income	31	25	120	99
Net income attributable to noncontrolling interest	—	(1)	(1)	(1)
Current income taxes	2	—	2	(1)
Other non-cash items(1)	2	8	4	12
Proceeds from insurance	2	—	2	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	(44)	(29)	28	(4)
Accounts payable	(70)	(48)	(54)	40
Other, including changes in noncurrent assets and liabilities	40	23	12	(68)
Return of investment in equity method affiliate	(4)	(3)	5	15
Change in fair value of derivatives	1	20	(28)	60
Adjusted EBITDA	$238	$218	$924	$873
____________________

(1)	Other non-cash items includes amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$31	$25	$120	$99
Amortization of premium on long-term debt	2	2	6	6
Capitalized interest on expansion capital	—	—	—	1
Amortization of debt expense and discount	—	—	(3)	(3)
Adjusted interest expense	$33	$27	$123	$103

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating Data:
Gathered volumes—TBtu	378	292	1,300	1,143
Gathered volumes—TBtu/d	4.11	3.19	3.56	3.13
Natural gas processed volumes—TBtu	199	171	715	658
Natural gas processed volumes—TBtu/d	2.16	1.85	1.96	1.80
NGLs produced—MBbl/d(1)	108.18	80.55	90.11	78.70
NGLs sold—MBbl/d(1)(2)	116.27	78.84	92.21	78.16
Condensate sold—MBbl/d	4.91	4.48	4.79	5.27
Crude Oil—Gathered volumes—MBbl/d	28.86	21.93	25.56	25.00
Transported volumes—TBtu	455	436	1,838	1,788
Transported volumes—TBtu/d	4.95	4.77	5.04	4.88
Interstate firm contracted capacity—Bcf/d	5.79	7.14	6.21	7.04
Intrastate average deliveries—TBtu/d	1.94	1.71	1.88	1.72
____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Anadarko
Gathered volumes—TBtu/d	1.99	1.67	1.81	1.65
Natural gas processed volumes—TBtu/d	1.75	1.52	1.61	1.47
NGLs produced—MBbl/d(1)	92.36	67.16	76.37	65.19
Arkoma
Gathered volumes—TBtu/d	0.54	0.58	0.55	0.62
Natural gas processed volumes—TBtu/d	0.09	0.09	0.09	0.10
NGLs produced—MBbl/d(1)	4.84	4.72	4.79	4.86
Ark-La-Tex
Gathered volumes—TBtu/d	1.58	0.94	1.20	0.86
Natural gas processed volumes—TBtu/d	0.32	0.24	0.26	0.23
NGLs produced—MBbl/d(1)	10.98	8.67	8.95	8.65
__________________

(1)	Excludes condensate.